UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): June 1, 2016

NATIONAL GENERAL HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-36311	27-1046208
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

59 Maiden Lane, 38th Floor
New York, New York 10038
(Address of principal executive offices) (zip code)
(212) 380-9500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information contained in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 1, 2016, in connection with the closing of its acquisition of all of the issued and outstanding shares of capital stock (the “Transaction”) of Century-National Insurance Company, a California domiciled property and casualty insurance company (“Century-National”), and Western General Agency, Inc., a California corporation (“Western General,” and together with Century-National, the “Acquired Companies”) from Kramer-Wilson Company, Inc. (“Seller”), National General Holdings Corp. (the “Company”) issued a promissory note in the approximate amount of $176.4 million to Seller (the “Note”) to fund a portion of the purchase price for the Acquired Companies. The Note is unsecured and has a two-year term. Principal on the Note is payable in two equal installments of approximately $88.2 million on each of the first two anniversaries of the issuance date (each such date, a “Payment Date”). Interest on the outstanding principal balance of the Note accrues at an annual rate of 4.4% and is payable in arrears on each Payment Date. The Note may be prepaid at any time, without penalty.

The Note contains a cross-acceleration provision that is triggered in the event that payment under the Company’s $225 million syndicated credit facility is accelerated and such acceleration is not revoked, rescinded or withdrawn within 30 days of such acceleration. The Note also contains customary events of default.

The description of the Note is qualified in its entirety by reference to the full text of the Note, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01	Other Events.

On June 1, 2016, the Company issued a press release announcing the closing of the Transaction. A copy of the press release is filed as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Promissory Note, dated June 1, 2016, issued by National General Holdings Corp. in favor of Kramer-Wilson Company, Inc.
99.1	Press Release issued by National General Holdings Corp. on June 1, 2016.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL GENERAL HOLDINGS CORP.

Date: June 1, 2016	By:	/s/ Jeffrey Weissmann
Jeffrey Weissmann
General Counsel and Secretary